EXHIBIT 99

Digital Power Reports Financial Results for the Third Quarter Ended September 30, 2004

FREMONT, Calif., November 11, 2004, Digital Power Corporation (Amex: DPW - News) (herein "Digital Power") today announced its financial results for the third quarter ended September 30, 2004.

Digital Power reported revenue of $2,190,000 for the quarter ended September 30, 2004, an increase of 36.1% from $1,609,000 for the same quarter last year. An operating loss of $217,000 for the third quarter of 2004 was reported, compared to an operating loss of $246,000 for the same quarter last year. Digital Power reported a net loss for the three months ended September 30, 2004 of $230,000, compared to a net loss of $194,000 for the three months ended September 30, 2003.

Revenue for the nine months ended September 30, 2004, was $6,158,000, a 15.4% increase from revenue of $5,338,000 for the nine months ended September 30, 2003. Net loss for the nine months ended September 30, 2004 was $733,000, compared to a net loss of $574,000 for the same period in 2003.

Commenting on the results, Jonathan Wax, President and CEO stated "We continue to be very pleased with the year over year revenue growth which we feel is further confirmation of our sales efforts and ability to bring to market key product lines. Our operating loss was primarily due to product mix and we believe that our results will improve in the upcoming quarter."

Digital Power designs, develops, manufactures, markets and sells switching power supplies to telecommunications, data communications, test and measurement equipment, office and factory automation and instrumentation manufacturers. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.


The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that the Company will be able to lower its production costs and market conditions are improving in Digital Power's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.

Digital Power Corporation

    Financial Data
    (In thousands except for per share amounts)


                                                                                      Three months            Nine Months
                                                                                   Ended September 30,     Ended September 30,
    Statement of Operations Data                                                   2004           2003     2004           2003

    Revenues                                                                     $2,190         $1,609   $6,158         $5,338
    Operating loss                                                                 (217)          (246)    (722)          (659)
    Loss before income taxes                                                       (230)          (241)    (733)          (647)
    Net loss                                                                       (230)          (194)    (733)          (574)

    Basic and diluted net loss
      Per share                                                                  $(0.04)        $(0.04)  $(0.13)        $(0.11)


                                                                                   As of September 30,
    Balance Sheet Data                                                             2004           2003

    Working capital                                                              $2,785         $2,956
    Total assets                                                                  5,113          4,785
    Shareholders' equity                                                          3,059          3,310